Exhibit 99.1

Dyax Corp. Announces Fourth Quarter and Full Year 2011 Financial Results

Company Announces Corporate Initiatives to Focus On and Grow the Angioedema Franchise and LFRP

BURLINGTON, Mass.--(BUSINESS WIRE)--February 22, 2012--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2011. Dyax will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and updates regarding its two key value drivers - the angioedema franchise and the Licensing and Funded Research Program (LFRP).

Highlights of 2011 include:

  KALBITOR® fourth quarter 2011 net sales increased to $7 million, a 130% increase over fourth quarter 2010;
  KALBITOR net sales increased 160% to $22.9 million for the year, contributing to total revenues of $48.7 million for 2011;
  Patients with KALBITOR placed reached 731, up 114% from 2010;
  Patients treating with KALBITOR in 2011 quadrupled to 397 at year end;
  LFRP portfolio now includes 18 clinical candidates, of which four are in Phase 3 and four are in Phase 2 clinical development; and
  Cash, cash equivalents and investments at December 31, 2011 totaled $57.5 million.

“Building on our positive momentum from 2011, Dyax is committed to expanding our reach beyond hereditary angioedema (HAE) into the broader treatment of all forms of bradykinin-mediated angioedema,” stated Gustav Christensen, President and Chief Executive Officer of Dyax. “This represents a major unmet medical need for tens of thousands of patients worldwide and we are developing a suite of products focused on these patients, including a new laboratory test and a next-generation therapeutic product. Furthermore, the LFRP continues to be a strategically important asset for Dyax and holds significant value through its broad pipeline of clinical candidates addressing large therapeutic markets.”

2011 Fourth Quarter and Full Year Financial Results

Total revenues for the fourth quarter ended December 31, 2011 were $8.5 million, as compared to $9.3 million for the comparable quarter in 2010. Revenues for the year ended December 31, 2011 were $48.7 million, as compared to $51.4 million for the 2010 year.

Included in the 2011 revenues were $22.9 million of KALBITOR net sales, as compared to $8.8 million for 2010. The 2011 revenues also included $10.5 million associated with the expansion of our collaboration with Sigma-Tau. The agreement with Sigma-Tau was amended twice in 2011, including in the fourth quarter when rights to commercialize KALBITOR in several Asian territories reverted back to Dyax. This resulted in a $3.0 million reduction of revenue in the fourth quarter of 2011, which had previously been recognized in the second quarter of 2011.

The 2010 revenues included $13.8 million of development and license fee revenue associated with Dyax’s agreement with Cubist Pharmaceuticals, and $11.3 million of revenue from the sale of rights to royalties and other payments related to the commercialization of Xyntha® by our licensee Pfizer, Inc.

Quarterly and annual revenues are expected to continue to fluctuate due to the timing and amount of future milestone payments, the clinical activities of collaborators and licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the fourth quarter of 2011 were $442,000, as compared to $258,000 for the comparable quarter in 2010. For the year ended December 31, 2011, cost of product sales were $1.2 million as compared to $505,000 for the comparable period in 2010. Costs associated with manufacturing KALBITOR drug substance, which were incurred prior to KALBITOR's approval in the United States, were expensed as research and development costs and accordingly, are not included in the cost of product sales during the 2011 and 2010 periods reported.

Research and development expenses for the fourth quarter of 2011 were $8.4 million, as compared to $7.8 million for the comparable quarter in 2010. For the year ended December 31, 2011, research and development expenses increased to $34.7 million, as compared to $31.5 million for the comparable period in 2010. The 2011 research and development expenses primarily relate to key Dyax research and development initiatives, which include the following:

  KALBITOR post-marketing requirements;
  Development of a 1mL higher strength formulation of KALBITOR;
  Clinical study for the use of ecallantide for the treatment of ACE inhibitor-induced angioedema;
  Research on Dyax's preclinical pipeline; and
  Pass-through license fees paid by Dyax licensees under the LFRP.

Selling, general and administrative expenses for the fourth quarter of 2011 increased to $10.6 million, as compared to $9.0 million for the comparable quarter in 2010. For the year ended December 31, 2011, selling, general and administrative costs increased to $37.7 million, as compared to $33.6 million for the comparable period in 2010. The higher selling, general and administrative costs in 2011 were primarily due to expanded infrastructure to support KALBITOR commercial efforts.

For the quarter ended December 31, 2011, Dyax reported a net loss of $13.5 million or $0.14 per share, as compared to a net loss of $8.9 million or $0.09 per share for the comparable quarter in 2010. For the year ended December 31, 2011, the net loss was $34.6 million or $0.35 per share, as compared to $24.5 million or $0.26 per share for the comparable period in 2010.

As of December 31, 2011, Dyax had cash, cash equivalents, and investments totaling $57.5 million, exclusive of restricted cash.

Corporate Initiatives

Dyax also announced that it has implemented a strategic alignment of its resources to focus on and grow the angioedema franchise and LFRP. This investment includes the expansion of the KALBITOR franchise, as well as other high value opportunities in the bradykinin-mediated angioedema space. These opportunities include:

  Label Expansion: Dyax is conducting a Phase 2, double-blind, placebo controlled, randomized study of ecallantide in angiotensin converting enzyme (ACE) inhibitor-induced angioedema, with the goal of providing the first therapeutic option for this ineffectively treated condition. Dyax expects results from this study in the second half of 2012.
  Development of Laboratory Test: Dyax is developing a laboratory test designed to determine whether a patient’s angioedema is bradykinin-mediated in nature. The test will measure perturbations in the kallikrein-kinin pathway, thereby aiding physicians in properly identifying and providing appropriate treatment for patients with bradykinin-mediated angioedemas, including Type I, II and III HAE, ACE inhibitor-induced and idiopathic angioedema. Dyax anticipates an appropriate test format to be available by the end of 2012 with clinical validation starting in 2013.
  Development of a Next-Generation Therapy: Dyax is in pre-clinical development of a potent, specific fully human monoclonal antibody inhibitor of plasma kallikrein (pKal) which could be a candidate to prophylactically treat any bradykinin-mediated angioedema. This antibody provides the potential of a subcutaneous formulation, with a longer half-life suitable for less frequent dosing and a desirable safety profile. Dyax expects to file an Investigational New Drug (IND) application for the pKal antibody with the US Food and Drug Administration by mid- 2013.

In aligning its corporate initiatives around the angioedema franchise and LFRP, Dyax plans to out-license early stage preclinical programs that do not fall within either of these areas. In addition, Dyax is redirecting resources supporting these non-core areas and has implemented a workforce reduction of 27 employees.

Financial Guidance

Dyax’s financial guidance for 2012 and beyond:

  2012 top-line total revenue to be in the range of $50 - 54 million, including KALBITOR net sales in the range of $36 - 40 million; and
  Cash flow break-even in 2013.

This guidance excludes potential revenue and cash flow from new licenses or collaborations and ex-U.S. KALBITOR sales.

Webcast and Conference Call
Date:	Wednesday, February 22, 2012
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through March 22, 2012 and may be accessed by dialing 855-859-2056. International callers should dial 404-537-3406. The replay passcode for all callers is 48011519. The webcast will be archived on the Dyax website for an indefinite period of time.

About KALBITOR® (ecallantide)

KALBITOR is a plasma kallikrein inhibitor indicated for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. KALBITOR, which was discovered and developed by Dyax, is the first subcutaneous treatment available in the U.S. for treating acute HAE attacks.

Important KALBITOR® Safety Information

Anaphylaxis has been reported after administration of KALBITOR. Because of the risk of anaphylaxis, KALBITOR should only be administered by a healthcare professional with appropriate medical support to manage anaphylaxis and hereditary angioedema. Healthcare professionals should be aware of the similarity of symptoms between hypersensitivity reactions and hereditary angioedema and patients should be monitored closely. KALBITOR should not be administered to patients with known clinical hypersensitivity to KALBITOR.

For more information about KALBITOR, including full prescribing information, visit www.KALBITOR.com.

About HAE

Hereditary angioedema (HAE) is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, gastrointestinal tract, genitalia, and larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect 1 in 10,000 to 1 in 50,000 individuals. Learn more at www.HAEHope.com.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the development and commercialization of novel biotherapeutics for unmet medical needs. Dyax’s lead product, ecallantide, has been approved under the brand name KALBITOR® in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older.

Dyax is commercializing KALBITOR in the United States independently, and establishing strategic collaborations to develop and commercialize ecallantide for the treatment of HAE in key regions worldwide. Currently, Dyax has agreements for regions including Europe, Japan, Russia, the Middle East, Israel, North Africa, Australia, New Zealand, Latin America (excluding Mexico) and the Caribbean. Dyax is also exploring other potential indications for ecallantide, either alone or through collaborations, including ACE inhibitor-induced angioedema.

Ecallantide and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the Licensing and Funded Research Program (LFRP), which has approximately 70 revenue generating licenses and collaborations for therapeutic discovery, as well as for affinity separations, diagnostic imaging, and research reagents. The success of the Company’s LFRP portfolio is illustrated by the program’s advanced licensee pipeline that includes 18 candidates in clinical development. Of those candidates, four are in Phase 3 clinical trials, four are in Phase 2 and ten are in Phase 1.

Dyax is headquartered in Burlington, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for the LFRP portfolio, increases in the KALBITOR patient base and treatment rates, revenues for 2012, and cash flow break-even in 2013. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from now and existing treatments for HAE; uncertainty whether KALBITOR will gain broad market acceptance; uncertainties regarding treatment rates for patients on KALBITOR; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR worldwide and in the marketing, sales and distribution of KALBITOR outside of the United States; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of products; the uncertainty of negotiations with potential partners and collaborators; uncertainty as to whether one or more of Dyax’s licensees’ new product candidates will be commercialized and generate royalties; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo, KALBITOR are registered trademarks of Dyax Corp.

- financial tables follow -

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$6,996	$3,039	$22,884	$8,835
Development and license fee revenues	$1,520	$6,219	$25,853	$42,564
Total revenues, net	$8,516	$9,258	$48,737	$51,399

Costs and expenses:
Cost of product sales	442	258	1,223	505
Research and development expenses	8,438	7,779	34,676	31,522
Selling, general and administrative expenses	10,620	8,964	37,740	33,583

Total costs and expenses	19,500	17,001	73,639	65,610

Loss from operations	(10,984)	(7,743)	(24,902)	(14,211)

Other income (expense):
Interest and other income	28	1,508	554	1,645
Interest and other expense	(2,579)	(2,707)	(10,251)	(11,937)
Total other expense	(2,551)	(1,199)	(9,697)	(10,292)

Net loss	$(13,535)	$(8,942)	$(34,599)	$(24,503)

Basic and diluted net loss per share	$(0.14)	$(0.09)	$(0.35)	$(0.26)

Shares used in computing basic and diluted net loss per share	98,764,384	98,507,264	98,731,289	93,267,850

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	December 31, 2011	December 31, 2010
	(In thousands)
Assets

Cash, cash equivalents and short-term investments	$57,504	$77,384
Accounts receivable, net	6,092	5,315
Inventory	7,022	1,696
Other current assets	4,968	3,248
Restricted cash	1,266	922

Total current assets	76,852	88,565

Fixed assets and other non-current assets	5,423	2,600
Restricted cash	1,100	1,266

Total assets	$83,375	$92,431

Liabilities and Stockholders' Equity (Deficit)

Accounts payable and other current liabilities	$17,128	$11,958
Deferred revenue	15,902	21,336
Note payable and other long-term debt	75,372	56,474
Other long-term liabilities	2,372	30

Total liabilities	110,774	89,798

Common stock and additional paid-in capital	449,515	444,911
Accumulated deficit and other comprehensive income	(476,914)	(442,278)

Total stockholders' equity (deficit)	(27,399)	2,633

Total liabilities and stockholders' equity (deficit)	$83,375	$92,431

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President and Chief Financial Officer
gmigausky@dyax.com